Exhibit 99.1

Inspire Medical Systems, Inc. Announces Second Quarter 2018 Financial Results

MINNEAPOLIS, Minnesota — August 7, 2018 — Inspire Medical Systems, Inc. (NYSE: INSP) (“Inspire”), a medical technology company focused on the development and commercialization of innovative and minimally invasive solutions for patients with obstructive sleep apnea (OSA), reported financial results for the quarter ended June 30, 2018.

Recent Business Highlights

•                  Revenues of $10.9 million in the second quarter of 2018, an 81% increase over the same quarter last year and provides full year 2018 revenue guidance to be in a range of $42.8 million to $44.0 million

•                  Activated 15 new U.S. medical centers in the second quarter of 2018, bringing the total to 168 U.S. medical centers implanting Inspire therapy

•                  Aetna issued a policy decision to provide coverage to its approximately 22 million members for Inspire therapy

•                  Received approval from Japan’s Ministry of Health, Labour and Welfare for Inspire therapy to treat moderate to severe OSA in Japan

“We are extremely pleased with our continued strong growth in revenues in the second quarter,” said Tim Herbert, President and Chief Executive Officer of Inspire Medical Systems.  “These results demonstrate the strong and growing adoption of Inspire therapy by physicians and patients as a highly differentiated solution for the treatment of moderate to severe obstructive sleep apnea.  In order to drive further growth, we are focused on increasing patient flow at existing medical centers, training and activating new medical centers, and adding territory managers in the U.S.”

“We were also excited to recently receive a positive national coverage decision for Inspire therapy from Aetna, a leading U.S. health plan that provides coverage for approximately 22 million members,” continued Mr. Herbert. “The team continues to focus on establishing reimbursement, both with positive coverage policies as well as supporting centers on obtaining individual prior authorization approvals.”

Second Quarter 2018 Financial Results

Revenue was $10.9 million in the three months ended June 30, 2018, an 81% increase from $6.0 million in the three months ended June 30, 2017.  The increase in sales of our Inspire system reflects greater market penetration in existing territories, expansion into new territories and increased physician and patient awareness.

Gross profit was $8.8 million for the second quarter of 2018, an increase of 89% from $4.7 million in the corresponding prior year period.  Gross margin was 81%, as compared to 77% in the corresponding prior year period.  The gross margin improvement was primarily due to an excess inventory charge of the previous generation system in the second quarter of 2017 in anticipation of the U.S. commercial release of the Inspire IV system.

Operating expenses were $14.5 million for the second quarter of 2018, as compared to $9.1 million in the corresponding prior year period, an increase of 60%.  This increase was primarily due to larger employee headcount associated with the expansion of our U.S. and European sales organization, as well as increased marketing and general and administrative expenses.

Net loss was $5.9 million in the second quarter of 2018, as compared to $4.8 million in the corresponding prior year period.

As of June 30, 2018, cash, cash equivalents and short-term investments were $124.0 million.  The cash position reflects the completion of Inspire’s initial public offering on May 7, 2018, raising $112.0 million of net proceeds after underwriting fees and other expenses.

2018 Financial Outlook

Inspire expects full year 2018 revenue to be in a range of $42.8 million to $44.0 million, representing growth of 50% to 54% over full year 2017 revenue.

Webcast and Conference Call

Inspire’s management will host an investment community conference call after market close on Tuesday, August 7, 2018, at 5:00 p.m. Eastern Time to discuss these results and answer questions.

Tuesday, August 7th @ 5:00pm Eastern Time:

Domestic:	888-208-1711
International:	323-794-2577
Conference ID:	2893271
Webcast:	http://public.viavid.com/index.php?id=130375

To listen to a live webcast, please visit the Investors section of the Inspire website at: www.inspiresleep.com. The webcast replay will be available on the Inspire website for two weeks following the completion of the call.

About Inspire Medical Systems

Inspire is a medical technology company focused on the development and commercialization of innovative and minimally invasive solutions for patients with obstructive sleep apnea. Inspire’s proprietary Inspire therapy is the first and only FDA-approved neurostimulation technology that provides a safe and effective treatment for moderate to severe obstructive sleep apnea.

For additional information about Inspire, please visit www.inspiresleep.com

Forward Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts contained in this press release are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expect,’’ ‘‘plan,’’ ‘‘anticipate,’’ ‘‘could,’’ “future,” “outlook,” ‘‘intend,’’ ‘‘target,’’ ‘‘project,’’ ‘‘contemplate,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘predict,’’ ‘‘potential,’’ ‘‘continue,’’ or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements in this release include, but are not limited to, Inspire’s financial guidance for full year 2018 and, its expectations regarding the near and long-term growth potential of its business. These forward-

looking statements are based on the current expectations of Inspire’s management and involve known and unknown risks and uncertainties that may cause Inspire’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, estimates regarding the annual total addressable market for our Inspire therapy in the U.S. and our market opportunity outside the U.S., future results of operations, financial position, research and development costs, capital requirements and our needs for additional financing; commercial success and market acceptance of our Inspire therapy; our ability to achieve and maintain adequate levels of coverage or reimbursement for our Inspire system or any future products we may seek to commercialize; competitive companies and technologies in our industry; our ability to expand our indications and develop and commercialize additional products and enhancements to our Inspire system; our business model and strategic plans for our products, technologies and business, including our implementation thereof; our ability to accurately forecast customer demand for our Inspire system and manage our inventory; our ability to expand, manage and maintain our direct sales and marketing organization, and to market and sell our Inspire system in markets outside of the U.S.; our ability to increase the number of active medical centers implanting Inspire therapy; our ability to hire and retain our senior management and other highly qualified personnel; our ability to commercialize or obtain regulatory approvals for our Inspire therapy and system, or the effect of delays in commercializing or obtaining regulatory approvals; FDA or other U.S. or foreign regulatory actions affecting us or the healthcare industry generally, including healthcare reform measures in the U.S. and international markets; and our ability to establish and maintain intellectual property protection for our Inspire therapy and system or avoid claims of infringement. Other important factors that could cause actual results, performance or achievements to differ materially from those contemplated in this press release can be found under the caption “Risk Factors” in our quarterly report on Form 10-Q for the quarter ended March 31, 2018 and our other filings with the Securities and Exchange Commission. Inspire undertakes no obligation to update or revise any forward-looking statements, even if subsequent events cause its views to change.

INSPIRE MEDICAL SYSTEMS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue	$10,938	$6,042	$20,980	$11,339
Cost of goods sold	2,102	1,376	4,396	2,572
Gross profit	8,836	4,666	16,584	8,767
Gross margin	80.8%	77.2%	79.0%	77.3%
Operating expenses:
Selling and marketing	10,733	6,506	20,601	12,251
Research and development	1,735	1,743	3,465	3,336
General and administrative	2,005	801	3,350	1,688
Total operating expenses	14,473	9,050	27,416	17,275
Operating loss	(5,637)	(4,384)	(10,832)	(8,508)
Other expense (income):
Interest income	(348)	(46)	(408)	(64)
Interest expense	550	422	1,935	796
Other expense (income), net	17	(4)	(2)	(3)
Total other expense	219	372	1,525	729
Loss before income taxes	(5,856)	(4,756)	(12,357)	(9,237)
Income taxes	—	—	—	—
Net loss	(5,856)	(4,756)	(12,357)	(9,237)
Other comprehensive loss:
Unrealized gains on short-term investments	—	—	—	—
Total comprehensive loss	$(5,856)	$(4,756)	$(12,357)	$(9,237)
Net loss per share, basic and diluted	$(0.43)	$(4.14)	$(1.66)	$(8.04)
Weighted average common shares used to compute net loss per share, basic and diluted	13,543,558	1,150,092	7,448,955	1,149,333

INSPIRE MEDICAL SYSTEMS, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share amounts)

	June 30,	December 31,
	2018	2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$121,853	$8,955
Short-term investments	2,107	7,188
Accounts receivable, net of allowances of $47	4,488	3,858
Inventories	3,548	3,670
Prepaid expenses and other assets	1,032	426
Total current assets	133,028	24,097
Property and equipment, cost	1,846	1,804
Less: accumulated depreciation	(981)	(810)
Property and equipment, net	865	994
Total assets	$133,893	$25,091
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,245	$2,998
Accrued expenses	4,195	4,032
Accrued interest	182	117
Current portion of notes payable	2,722	—
Total current liabilities	9,344	7,147
Notes payable	21,974	16,460
Preferred stock warrants	—	157
Total long-term liabilities	21,974	16,617
Stockholders’ equity
Preferred Stock, $0.001 par value, 10,000,000 shares and 76,894,620 shares authorized at June 30, 2018 and December 31, 2017, respectively, none and 76,235,050 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	—	119,106
Common Stock, $0.001 par value per share; 200,000,000 shares and 110,000,000 shares authorized at June 30, 2018 and December 31, 2017, respectively; 21,352,974 and 1,272,360 issued and outstanding at June 30, 2018 and December 31, 2017, respectively	21	1
Additional paid-in capital	239,996	7,305
Accumulated other comprehensive loss	—	—
Accumulated deficit	(137,442)	(125,085)
Total stockholders’ equity	102,575	1,327
Total liabilities and stockholders’ equity	$133,893	$25,091

Investor and Media Contact:

Bob Yedid

LifeSci Advisors

bob@lifesciadvisors.com

646-597-6989